Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000 +1 617 523 1231

March 8, 2022

Magenta Therapeutics, Inc.

100 Technology Square

Cambridge, MA 02139

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of (i) 2,351,966 shares (the “Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of Magenta Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Magenta Therapeutics, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”) and (ii) 587,991 shares (the “ESPP Shares” and, together with the Plan Shares, the “Shares”) of Common Stock that may be issued pursuant to the Magenta Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP” and, together with the 2018 Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP